                                     U.S. SECURITIES AND EXCHANGE COMMISSION

                                             WASHINGTON, D.C. 20549


                                                   FORM 12b-25

                                                                                     --------------------------
      NOTIFICATION OF LATE FILING                                                         SEC FILE NUMBER

                                                                                     --------------------------

                                                                                     --------------------------
             (Check One:)                                                                  CUSIP NUMBER
                                                                                            879413-10-2
                                                                                     --------------------------


|X|  Form 10-K and Form 10-KSB  | |  Form 20-F  | |  Form 11-K  | |  Form 10-Q and Form 10-QSB  | |  Form N-SAR


For Period Ended: December 31, 1997
| | Transition Report on Form 10-K
| | Transition Report on Form 20-F
| | Transition Report on Form 11-K
| | Transition Report on Form 10-Q
| | Transition Report on Form N-SAR

For the Transition Period Ended:

--------------------------------------------------------------------------------

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------


Part I--Registrant Information

--------------------------------------------------------------------------------

      Telegen Corporation
      (Full Name of Registrant)
      101 Saginaw Drive
      [Address of Principal Executive Office (Street and Number)]
      Redwood City, CA  94063
      [City, State and Zip Code]

--------------------------------------------------------------------------------

Part II--Rules 12b-25(b) and (c)

--------------------------------------------------------------------------------

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

Part III--Narrative

--------------------------------------------------------------------------------

      State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

      The Company's significant continuing cash shortage has prevented it from retaining independent accountants to audit its financial statements for the period ended December 31, 1997 and, therefore, rendered it unable to file its Annual Report on Form 10-K for such period by March 31, 1998. The Company has obtained short term financing as of the date hereof which will allow it to both retain independent accountants to audit its financial statements and file its Annual Report on Form 10-K for the period ended December 31, 1997 by April 15, 1998.
--------------------------------------------------------------------------------

Part IV--Other Information

--------------------------------------------------------------------------------

      (1) Name and telephone number of person to contact in regard to this notification.

             Warren Dillard                    (650)               261-9400
               (Name)                       (Area Code)       (Telephone Number)

      (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                |X| Yes   |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                |X| Yes   |_| No

      If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      The Company expects its results of operations for the period ended December 31, 1997 to reflect losses exceeding those reported in its Form 10-K for the period ended December 31, 1996 by 100%.


                               Telegen Corporation

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:      April 1, 1998                         By:  /s/ Fred Y. Kashkooli
      --------------------------                      --------------------------

                                                 Name:  Fred Y. Kashkooli

                                                 Title:  Chief Executive Officer


--------------------------------------------------------------------------------

                                    ATTENTION

   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                                       -2-